Exhibit 4.2

FIFTH AMENDMENT TO INDENTURE

This FIFTH AMENDMENT TO INDENTURE (this “Amendment”), is entered into as of November 6, 2020, by and among Full House Resorts, Inc., a Delaware corporation (the “Company”), the Guarantors (as defined herein), and Wilmington Trust, National Association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

RECITALS

The Company, the Guarantors and the Trustee are parties to that certain Indenture, dated as of February 2, 2018, as amended by a First Amendment to Indenture dated as of June 20, 2018, as supplemented by a Supplemental Indenture dated as of July 13, 2018, as amended by a Second Amendment to Indenture dated as of May 10, 2019, as amended by a Waiver and Third Amendment to Indenture April 28, 2020, and as further amended by a Waiver and Fourth Amendment to Indenture August 12, 2020 (as such document may be further amended, restated, supplemented or otherwise modified from time to time, the “Indenture”).

The ongoing COVID-19 pandemic continues to adversely affect the Company’s casino businesses (the “COVID-19 Effects”).

As a result of the COVID-19 Effects, the Company may not be able to comply with Section 4.41 of the Indenture (Total Leverage Ratio) for the measurement period ending on September 30, 2020 (the “Total Leverage Ratio Covenant”).

The Company has requested that the Trustee, with the consent of the Required Noteholders, execute and deliver this Amendment.

The Company, with the consent of the Required Noteholders, desires to modify certain terms and conditions of the Indenture, and the parties hereto, with the consent of the Required Noteholders, are willing to agree to the modifications contained in this Amendment, and waive any potential non-compliance with the specified Indenture sections, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Defined Terms.  Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Indenture, as amended hereby.
2.Amendment.  Company and Trustee hereby amend the Indenture as set forth below:
(a)Section 4.41 of the Indenture is amended by deleting the requirement that the Company comply with the Total Leverage Ratio of 5.75:1.00 as of the last day of the fiscal quarters ended September 30, 2020.  Notwithstanding the foregoing, compliance with the Total Leverage Ratio of 5.75:1.00 as of the last day of the fiscal quarters ended September 30, 2020 shall continue to apply for any section or provision of the Indenture that requires pro forma compliance with the Total Leverage Ratio as a condition to availability of any basket or exception.”

3.Ratification.  Except as specifically modified hereby, the Indenture, the Bond Documents, and the Collateral Documents shall remain in full force and effect and are hereby ratified and confirmed.
4.Conditions Precedent. This Amendment shall be effective upon the execution and delivery of this Amendment by all parties hereto, together with all of the following:
(a)With respect to each beneficial owner on whose behalf Cede & Co. has executed a Consent of Noteholder consenting to this Amendment, the Company shall have paid directly to such beneficial owner a consent fee in an amount equal to 1.00% of the face amount of Notes held by such Holder.
(b)No Event of Default or Default shall have occurred and be continuing on the date hereof, or would exist after giving effect to this Amendment.
(c)The Required Noteholders shall have directed Cede & Co. to execute a Consent of Noteholder consenting to this Amendment, and Cede & Co. shall have executed such consents on behalf of the Holders.

The Trustee shall be entitled to conclusively rely upon the Officers’ Certificate of the Company that all conditions precedent have been satisfied, and shall have no duty to verify the satisfaction of the foregoing conditions.

5.Counterparts.  This Amendment may be executed in any number of counterparts, by electronic or other means, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement.
6.Governing Law.  This Amendment shall be governed exclusively by and construed in accordance with the laws of the State of New York.  Each of the Company and Trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Amendment, the Indenture, the Notes, or the transactions contemplated hereby.
7.The Trustee.  The recitals contained herein, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Amendment. In the performance of its obligations hereunder, the Trustee shall be provided with all rights, benefits, protections, indemnities and immunities afforded to it pursuant to the Indenture.

[Signatures to follow]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment as of the date set forth above.

COMPANY:

FULL HOUSE RESORTS, INC.

By:    /s/ Lewis Fanger
Name:  Lewis Fanger
Title:    Senior Vice President, Chief Financial Officer and Treasurer

GUARANTORS:

FULL HOUSE SUBSIDIARY, INC.

By:    /s/ Lewis Fanger
Name:  Lewis Fanger
Title:    Vice President and Treasurer

FULL HOUSE SUBSIDIARY II, INC.

By:    /s/ Lewis Fanger
Name:  Lewis Fanger
Title:    Vice President and Treasurer

STOCKMAN’S CASINO

By:    /s/ Lewis Fanger
Name:  Lewis Fanger
Title:    Vice President and Treasurer

GAMING ENTERTAINMENT (INDIANA) LLC

By:    /s/ Lewis Fanger
Name:  Lewis Fanger
Title:    Vice President and Treasurer

GAMING ENTERTAINMENT (NEVADA) LLC

By:    /s/ Lewis Fanger
Name:  Lewis Fanger
Title:    Vice President and Treasurer

SILVER SLIPPER CASINO VENTURE LLC

By:    /s/ Lewis Fanger
Name:  Lewis Fanger
Title:    Vice President and Treasurer

GAMING ENTERTAINMENT (KENTUCKY) LLC

By:    /s/ Lewis Fanger
Name:  Lewis Fanger
Title:    Vice President and Treasurer

RICHARD & LOUISE JOHNSON, LLC

By:    /s/ Lewis Fanger
Name:  Lewis Fanger
Title:    Vice President and Treasurer

FHR-COLORADO LLC

By:    /s/ Lewis Fanger
Name:  Lewis Fanger
Title:    Vice President and Treasurer

FHR-ATLAS LLC

By:    /s/ Lewis Fanger
Name:  Lewis Fanger
Title:    Vice President and Treasurer

TRUSTEE:

WILMINGTON TRUST, NATIONAL

ASSOCIATION

By:    /s/ Quinton M. DePompolo
Name:  Quinton M. DePompolo
Title:    Banking Officer

COLLATERAL AGENT:

WILMINGTON TRUST, NATIONAL

ASSOCIATION

By:    /s/ Quinton M. DePompolo
Name:  Quinton M. DePompolo
Title:    Banking Officer